                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                       December 5, 2003 (December 1, 2003)

                     St. Mary Land & Exploration Company
             (Exact name of registrant as specified in its charter)

          Delaware                    001-31539                 41-0518430
(State or other jurisdiction         (Commission              (I.R.S Employer
      of incorporation)              File Number)            Identification No.)

             1776 Lincoln Street, Suite 700, Denver, Colorado 80203
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (303) 861-8140

                                 Not applicable
         (Former name or former address, if changed since last report.)

Item 5.  Other Events and Regulation FD Disclosure.

St. Mary Land & Exploration Company issued a press release on December 1,
2003, announcing that it will proceed with the development of coalbed methane reserves in the Hanging Woman Basin, located in the northern part of the Powder
River Basin along the Montana-Wyoming border. St. Mary has 126,000 net lease acres in the Basin and plans to concentrate its initial development on its
57,000 net acres in Wyoming. In 2001, St. Mary initiated two pilot projects to evaluate five coal seams on its Wyoming properties. St. Mary has estimated net probable reserves of 150BCF from the five-targeted coals. Development is expected to begin in 2004 with first sales anticipated in 2005. The press release is attached hereto as Exhibit 99.1.

St. Mary Land & Exploration Company issued a press release on December 2,
2003 announcing the sale of certain oil and gas properties for approximately $22 million with an aggregate gain of approximately $7 million. St. Mary also announced that Jerry R. Schuyler has joined St. Mary as a Senior Vice President and Manager of the Company's Gulf Coast region. The press release is attached hereto as Exhibit 99.2.

Item 7.  Financial Statements and Exhibits.

         (c) Exhibits.

             The following exhibit is furnished as part of this report:

             Exhibit 99.1     Press release of St. Mary Land & Exploration
                              Company dated December 1, 2003

             Exhibit 99.2     Press release of St. Mary Land & Exploration
                              Company dated December 2, 2003

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         ST. MARY LAND & EXPLORATION COMPANY

Date:  December 5, 2003                  By: /s/ DAVID W. HONEYFIELD
                                             -----------------------
                                             David W. Honeyfield
                                             Vice President - Finance,
                                             Treasurer and Secretary